N  E  W  S     R  E  L  E  A  S  E

CONTACT:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

CTG Reports 2006 Fourth Quarter Increases of 43% in Operating Income

and 57% in Net Income Over Prior Year

Company Also Announces New 1.0 Million Share Repurchase Authorization

BUFFALO, N.Y. — February 26, 2007 — CTG (NASDAQ: CTGX), an international information technology (IT) staffing and solutions company, today announced its financial results for the 2006 fourth quarter and full year which ended on December 31, 2006.  The Company also announced that its Board of Directors has authorized the repurchase of 1.0 million shares of its common stock, in addition to 341,000 shares available for repurchase at February 26, 2007 under previous authorizations.

CTG reported 2006 fourth quarter revenues of $78.0 million, comparable to 2005 fourth quarter revenues of $78.1 million.  Operating income was $2.0 million in the fourth quarter of 2006, a 43 percent increase from $1.4 million in the 2005 fourth quarter.  CTG’s net income for the 2006 fourth quarter was $1.1 million or $0.06 per diluted share, a 57 percent increase from 2005 fourth quarter net income of $0.7 million, or $0.04 per diluted share.  Net income before equity-based compensation expense (1) for the 2006 fourth quarter was $1.3 million or $0.08 per diluted share, and excludes net equity-based compensation expense of $0.2 million. There was no equity-based compensation expense in prior years.

For 2006, CTG reported revenues of $327.3 million, an 11 percent increase from $294.5 million in 2005.  CTG’s 2006 operating income was $6.9 million, a 41 percent increase from $4.9 million in 2005.  CTG’s 2006 net income was $3.5 million, or $0.21 per diluted share, a 46 percent increase from 2005 net income of $2.4 million, or $0.14 per diluted share.  Net income before equity-based compensation expense (1) for 2006 was $4.1 million or $0.24 per diluted share, and excludes net equity-based compensation expense of $0.6 million.  CTG’s effective tax rate in 2006 was 43 percent, compared with 32 percent in 2005.

“We are very pleased to report a significant increase in CTG’s profitability over last year’s fourth quarter on a comparable level of sales.  Increased sales to other clients offset the mid-year reduction in demand from a significant staffing customer resulting in fourth quarter revenue nearly equivalent to last year,” said CTG Chairman and Chief Executive Officer James R. Boldt.  “This quarter’s earnings, which were at the high end of our expectations, reflect an increased mix of higher margin solutions business, lower employee benefits costs, and favorable performance on several projects completed in the quarter.  While we do expect our solutions business to continue growing in 2007, our medical benefits costs and project performance typically vary from quarter to quarter depending on actual experience.”

Mr. Boldt continued, “2006 marked CTG’s second consecutive year of double-digit revenue and earnings growth with revenue at the highest level since 2000 and profitability its highest since 1999.  For the full year, revenue increased by 11 percent, following a 24 percent increase in 2005, and again exceeded our goal of growing at a rate greater than total technology spending.  Our 46 percent increase in net income in 2006 reflects the favorable effect of a 12 percent increase in our solutions business which helped offset the impact of a reduction in our staffing business due to a significant customer reducing their requirements at mid-year.  Despite this reduction, the net growth in our 2006 staffing business from the start of 2005 is over 50 percent.  Looking forward, we see additional opportunity to grow our staffing business as large technology service companies and users continue to reduce their number of external technology staffing suppliers to a few large providers like CTG with wide geographic reach.  We also see continued opportunity to grow our higher margin solutions business particularly in healthcare and our European markets, where demand for our offerings remains strong.”

During the 2006 fourth quarter, CTG repurchased 152,000 of its shares in open market transactions, and at year-end 2006 had repurchased a total of 869,000 shares since announcing a 1.0 million share repurchase authorization on May 12, 2005 in addition to an existing 210,000 share authorization. Mr. Boldt commented, “Our Board’s new authorization for the repurchase of an additional 1.0 million shares signals our optimism in CTG’s future prospects and our intention to continue the active repurchase of our shares in 2007."

CTG had no debt at year-end 2006, compared with no debt at the end of the 2006 third quarter and $23.2 million at year-end 2005.  The reduction in debt in 2006 reflects the Company’s election of a cash discount payment option with a significant customer beginning in the first quarter of 2006.  Primarily as a result of this program, CTG’s net other expense, primarily consisting of interest expense, decreased to $0.7 million in 2006, a 50 percent decline from $1.4 million in 2005.

CTG is providing initial guidance on its revenue and earnings forecasts for 2007.  Based on current business and market conditions, CTG expects that its 2007 revenues will range from $336 million to $346 million, three to six percent above 2006.  The Company currently projects 2007 net income per diluted share from $0.23 to $0.30.

CTG also issued guidance for the first quarter of 2007.  CTG expects that for the first quarter of 2007 its revenues will range from $79 million to $81 million and that net income per diluted share will range from $0.05 to $0.07.  The Company indicated that the guidance provided for its 2007 first quarter earnings reflects the favorable net effect of a two cent per diluted share gain on the sale of stock it owned in a health benefits firm that was received in conjunction with a 2001 mutual to public stock conversion.  It also includes the net effect of one cent, non-cash per diluted share for equity compensation expenses.

Mr. Boldt said, “While growing at a rate that exceeds overall technology spending remains an important strategic goal for CTG, our primary focus in 2007 is on continuing to improve operating margins and profitability by increasing our mix of higher margin solutions business.  We expect to continue building our solutions business based on the strong demand from CTG’s vertical markets for our robust offerings.”

Mr. Boldt added, “In 2007, we also look for continued growth in our European business which increased 22 percent in 2006 and is benefiting from a strong economy, favorable exchange rate and new business from healthcare, financial services and government markets.  Healthcare is expected to be our highest growth vertical market driven by rising demand in the U.S. from providers for clinical system implementations and transitional outsourcing and for analysis of medical data solutions from the payer market.  To support the growing demand from healthcare providers for remote application support, in 2006 we established transitional outsourcing centers in Philadelphia and Dallas.  We are also expanding our sales and consulting force to capitalize on the significant opportunities in all segments of the healthcare market.  Overall, we are in an excellent position to continue building CTG’s business and profitability in 2007.”

Backed by 40 years’ experience, CTG provides IT application management, consulting, software development and integration, and staffing solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients’ businesses with a full range of integrated services and proprietary ISO 9001:2000-certified service methodologies. Our 3,300 IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering solutions that work. More information about CTG is available on the Web at www.ctg.com.

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2005 Form 10-K and Management’s Discussion and Analysis section of the Company’s 2005 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

(1) On January 1, 2006, the Company adopted the provisions of FAS 123R, “Share-Based Payment” on a modified prospective basis, which required the Company to record equity-based compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards outstanding as of the date of adoption.   No compensation cost was recognized in the statements of income for either the quarter or year ended December 31, 2005 as the Company continued to apply the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (APB No. 25) and related interpretations, as all options granted by the Company had an exercise price that was equal to or greater than the underlying common stock at the date of grant.

For the purposes of this calculation, Net Income and Net Income per Diluted Share before Equity-Based Compensation Expense excludes all equity-based compensation expense, net of income tax.  Net Income and Net income per Diluted Share before Equity-Based Compensation Expense are not measurements calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP), and are not intended to be a replacement for, or considered to be more important than, net income or net income per diluted share calculated in accordance with GAAP.  As the calculation of Net Income or Net Income per Diluted Share before Equity-Based Compensation are not in accordance with GAAP, the Company believes that the use of the calculations is significantly limited, and should only be used to compare net income or net income per diluted share year-over-year on a consistent basis.  To mitigate this limitation, the Company has provided net income and net income per diluted share calculated in accordance with GAAP, which should be the measurements utilized to analyze the Company’s financial results.

The Company has provided these additional disclosures because net income and net income per share calculated on a GAAP basis are not comparable year-over-year, and the Company did not incur any equity-based compensation expense in 2005.  Accordingly, this reconciliation allows the Company to evaluate the financial results of its operations year-over-year on a consistent basis.  Other than to measure net income and net income per share year-over-year on a consistent basis, the Company does not utilize Net Income or Net Income per Diluted Share before Equity-Based Compensation Expense for any other purpose.

CTG will hold a conference call on Tuesday February 27, 2007 at 10:00 AM Eastern Time to discuss its financial results and business strategy. CTG Chairman and Chief Executive Officer James R. Boldt

will lead the call. Interested parties can dial in to 1-888-428-4474 between 9:45 AM and 9:50 AM and ask for the CTG conference call and identify James Boldt as the conference chairperson. A replay of the call will be available between 1:00 PM Eastern Time February 27, 2007 and 12:00 p.m. Eastern Time March 2, 2007 by dialing 1-800-475-6701 and entering the conference ID number 853901.

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

		For the Quarter Ended		For the Year Ended
		Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005
Revenue		$78,015	$78,067	$327,253	$294,465
Direct costs		58,923	60,068	253,101	226,663
Selling, general and administrative expenses		17,084	16,593	67,298	62,877
Operating income		2,008	1,406	6,854	4,925
Net other expense		(91)	(415)	(705)	(1,371)
Income before income taxes		1,917	991	6,149	3,554
Provision for income taxes		849	315	2,654	1,131
Net income		$1,068	$676	$3,495	$2,423
Net income per share:
	Basic	$0.07	$0.04	$0.21	$0.14
	Diluted	$0.06	$0.04	$0.21	$0.14
Weighted average shares outstanding:
	Basic	16,328	16,609	16,417	16,735
	Diluted	16,656	16,945	16,745	17,066

Calculation of Net Income and Net Income per Diluted Share

before Equity-Based Compensation Expense (1)

	For the Quarter Ended		For the Year Ended
	Dec. 31 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005
Net income	$1,068	$676	$3,495	$2,423
Equity-based compensation, net of income tax	195	–	596	–
Net income before equity-based
compensation expense	$1,263	$676	$4,091	$2,423
Net income per diluted share before
equity-based compensation expense	$0.08	$0.04	$0.24	$0.14

COMPUTER TASK GROUP, INCORPORATED (CTG)

 Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	Dec. 31, 2006	Dec. 31, 2005		Dec. 31, 2006	Dec. 31, 2005
Current Assets:			Current Liabilities:
Cash and cash equivalents	$4,758	$2,248	Accounts payable	$9,561	$9,277
Accounts receivable, net	52,544	71,940	Accrued compensation	23,162	22,153
Other current assets	4,702	3,703	Other current liabilities	7,627	6,155
Total Current Assets	62,004	77,891	Total Current Liabilities	40,350	37,585
Property and equipment, net	5,918	6,616	Long-term debt	–	23,150
Goodwill	35,678	35,678	Other liabilities	9,736	10,074
Other assets	8,117	8,115	Shareholders’ equity	61,631	57,491
			Total Liabilities and
Total Assets	$111,717	$128,300	Shareholders’ Equity	$111,717	$128,300

— END —

Today’s news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com